EXHIBIT 99.1

Quanex Corporation Announces Corporate Management Promotions

HOUSTON, March 4, 2005 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the Vehicular Products and Building Products markets, announced today that three Vice Presidents have been promoted to Senior Vice Presidents.

Terry M. Murphy, 56, joined Quanex as Vice President - Finance and Chief Financial Officer in July 1999. Mr. Murphy has a BS from the University of Wisconsin-LaCrosse, an MBA in Finance from Marquette University and JD from Seton Hall Law School. Mr. Murphy is also a CPA.

Michael R. Bayles, 53, joined Quanex as Vice President of Strategic Planning and Business Development in May 2001 and was named President of Building Products in March 2003. Mr. Bayles has a BS from the University of Missouri and an MBA from the University of Pittsburgh.

Kevin Delaney, 43, joined Quanex as Vice President - General Counsel and Secretary in July 2003. Mr. Delaney graduated from Austin College with a BA in Political Science and received his JD from Baylor University of Law.

"These gentlemen have played an instrumental role in executing the Quanex Game Plan," said Raymond A. Jean, Quanex Chairman and Chief Executive Officer. "I expect continued success from their efforts as we take the Company to the next level."

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2004, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT:  Quanex Corporation
          Jeff Galow
          (713) 877-5327
          Valerie Calvert
          (713) 877-5305